As filed with the Securities and Exchange Commission on July 25 , 2018

Registration No. 333-213965

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NAKED BRAND GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	99-0369814
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

c/o Bendon Limited

Building 7C, Huntley Street

Alexandria

NSW 2015, Australia

+61 2 9384 2400

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Justin Davis-Rice

Executive Chairman

Naked Brand Group Inc.

c/o Bendon Limited

Building 7C, Huntley Street

Alexandria

NSW 2015, Australia

+61 2 9384 2400

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, NY 10174

(212) 818-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

DEREGISTRATION OF SECURITIES

Naked Brand Group Inc., a Nevada corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-3 (Commission File No. 333-213965), dated October 5, 2016 and declared effective by the Securities and Exchange Commission (“SEC”) on October 19, 2016 (the “Registration Statement”), registering the offer and sale of an indeterminate amount of the Company’s common stock, preferred stock, warrants, subscription rights, stock purchase contracts, and units, which may be sold from time to time in one or more offerings, with an aggregate offering price of all securities sold not to exceed $7,500,000.

On June 19, 2018, the Company, Bendon Limited, a New Zealand limited company (“Bendon”), Naked Brand Group Limited (formerly Bendon Group Holdings Limited), an Australia limited company (“Holdco”), and Naked Merger Sub Inc., a Nevada corporation and a wholly owned subsidiary of Holdco (“Merger Sub”), consummated the transactions contemplated by that certain Agreement and Plan of Reorganization, dated as of May 25, 2017 and amended on July 26, 2017, February 21, 2018, March 19, 2018 and April 23, 2018 (the “Merger Agreement”), by and among the Company, Bendon, Holdco, Merger Sub and Bendon Investments Ltd., a New Zealand company and the owner of a majority of the outstanding shares of Bendon at the time the Merger Agreement was executed. The Merger Agreement was approved by the Company’s stockholders on June 11, 2018.

Pursuant to the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Holdco (the “Merger”). The Merger occurred immediately after Bendon and Holdco completed a reorganization pursuant to which all of the shareholders of Bendon exchanged all of their outstanding ordinary shares of Bendon for ordinary shares of Holdco (the “Reorganization”). At the time the Merger became effective, each issued and outstanding share of the Company’s common stock, par value $0.001 per share, was converted into the right to receive 0.2 ordinary shares of Holdco. Outstanding options and warrants of the Company, by their terms, automatically entitle the holders thereof to purchase ordinary shares of the Holdco.

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1, and to terminate the effectiveness of the Registration Statement.

The foregoing description of the Merger, Reorganization, Merger Agreement, and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on May 25, 2017, Amendment No. 1 to the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on July 27, 2017, Amendment No. 2 to the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on February 21, 2018, Amendment No. 3 to the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on March 20, 2018, and Amendment No. 4 to the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8–K filed with the SEC on April 23, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Naked Brand Group Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of S ydney, Australia on July 25 , 2018.

NAKED BRAND GROUP INC.

By:	/s/ Justin Davis-Rice
Name:	Justin Davis-Rice
Title:	Executive Chairman

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1.